Filed Pursuant to Rule 424(b)(3)
File No. 333-150751

P R O S P E C T U S
DRAGON’S LAIR HOLDINGS, INC.
50,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
PRICE PER UNIT:   $10.00
TOTAL OFFERING: $500,000

The name of our company is Dragon’s Lair Holdings, Inc.  This is our initial public offering.  Our securities are not listed on any national securities exchange or the Nasdaq Stock market.  We are offering a total of 50,000 shares of our Series A Convertible Preferred Stock, par value $.001 per share, in a direct public offering, without any involvement of underwriters or broker-dealers..  One share of  Series A Convertible Preferred Stock may be converted by the holder into 260 shares of our common stock at any time.  No additional payment is required in connection with such conversion.  We will not pay any dividend on the Series A Convertible Preferred Stock unless we pay a dividend on our common stock.  In the event that we are liquidated, the holders of Series A Convertible Preferred Stock would be entitled to receive the amount of $10 per share before any distribution to the holders of our common stock.

This prospectus also relates to the offering of up to 13,000,000 shares of our common stock, no par value, which may be issued upon conversion of the Series A Convertible Preferred Stock.

This is a best efforts offering that will not utilize broker-dealers.  The shares are being offered solely through our chief executive officer pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act.  There is no minimum offering.  Proceeds from the sale of the shares, up to $500,000 if all the shares offered are sold, may be used by us upon receipt.  We are offering the shares from time to time on a continuous basis, but we may terminate the offering at any time.

The purchase of the securities offered through this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 7.

	Offering Price Per Share	Offering Expenses(1)	Proceeds to Our Company
Per Share	10.00	0.36	9.64
Total	$500,000.00	$18,000.00	$482,000.00

(1)  These offering expenses do not include any underwriting discounts or commissions. Our chief executive officer will not receive any compensation for his role in selling the shares in the offering.  There are no underwriting discounts or commissions to be paid in connection with this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 16, 2008.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Dragon’s Lair Holdings, Inc. and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's website (located at www.sec.gov) or at the Securities and Exchange Commission’s Public Reference Room mentioned under the heading “Where You Can Find More Information” of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

REFERENCES

As used in this prospectus: (i) the terms “we”, “us”, “our”, and the “Company” mean Dragon’s Lair Holdings, Inc.; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the United States Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Company

Dragon’s Lair Holdings, Inc., a development stage company, is a provider of personal care products by means of a network of direct sales consultants, which currently only provides one product and has recently commenced doing so.  Substantially all of our entire sales and distribution channel is based upon our network or multi-level marketing program.  Our business strategy is to provide quality products, operate at a profit and enable our direct sales consultants to operate at a profit; however, we have never operated profitably.  In July, 2008, we commenced providing to the marketplace our first product, the Sore-EezTM Chinese herbal body liniment, and have generated revenues of $1,232 as of the date of this prospectus.  All of our revenues have come from the sale of the Sore-EezTM  Chinese herbal body liniment and from no other sources.  We have candidates for other personal care products that are currently under development; however, we currently do not have any other products available for commercial sale.  Neither the Food and Drug Administration nor any other regulatory authority or similar regulator has approved the Sore-EezTM  Chinese herbal body liniment or our candidates for other personal care products.

Our company structure is set forth in the following chart:

DRAGON’S LAIR HOLDINGS, INC. a Florida corporation

DRAGON’S LAIR HEALTH PRODUCTS, INC. a Florida corporation (100% Owned Subsidiary)

As of June 30, 2008, we had an accumulated deficit of $10,920.  Our auditors have raised substantial doubt as to our ability to continue as a going concern, as expressed in its opinion on our financial statements included in this prospectus.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities.  There can be no assurance that we will operate at a profit or such additional financing will be available, or if available, can be obtained on satisfactory terms.

Our principal executive office is located at 785 N.E. 83rd Terrace, Miami, FL  33138.  Our telephone number is (786) 554-2771, and our company website is www.sore-eez.com.  We were incorporated under the laws of the State of Florida on October 4, 2007.

The Offering
The Issuer:	Dragon’s Lair Holdings, Inc.

Securities Offered:	50,000 shares of Series A Convertible Preferred Stock, par value $.001 per share

Offering price:	$10.00 per share

Liquidation Preference:	$10.00 per share

Dividends:
In the event a dividend or distribution is declared on the common stock of the Company, in cash or other property (other than a dividend of our common stock), the holders of the Series A Convertible Preferred Stock will be entitled to receive the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of common stock into which such shares of Series A Convertible Preferred Stock could be converted immediately prior to such dividend or distribution.

Optional Conversion:
Each share of Series A Convertible Preferred Stock may be converted, at the option of the holder, into 260 shares of our common stock, subject to adjustment in a number of circumstances described under “Description of Series A Convertible Preferred Stock—Conversion Rate Adjustments.”  No additional payment is required in connection with a conversion.

Voting Rights:	The Series A Convertible Preferred Stock will vote, on an as converted basis, with the common stock.

Series A Convertible Preferred Stock Outstanding:	None

Common Stock Outstanding: Prior to Offering:	6,138,278 shares

Assuming sale of all Series A Convertible Preferred Stock and conversion of such shares into shares of common stock:	19,138,278 shares

Risk Factors:
See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.  Such factors include, but are not limited to, being a start-up company that has earned minimal revenues and never operated profitably, needing additional financing to continue as a going concern, neither our sole officer nor our directors having any experience in the direct marketing or personal care products businesses or financial accounting and reporting, and our marketplace being very competitive.

Use of Proceeds:
We intend to use the net proceeds of this offering for general corporate purposes and the development of other product candidates, including working capital.  See “Use of Proceeds” for additional information.

Summary of Financial Data

The following financial data has been derived from and should be read in conjunction with (i) our audited financial statements for the period from October 4, 2007, our inception, to December 31, 2007 and the six months ended June 30, 2008, together with the notes to these financial statements; (ii) and the sections of this prospectus entitled “Description of Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere herein or filed with the SEC.  Our historical results are not necessarily indicative of the results we may achieve in any future period.

	Six Months Ended June 30, 2008
Consolidated Statement of Operations Data:		Period from October 4, 2007 (inception) to December 31, 2007

Revenue:	$—	$—

Expenses:
General and administrative	9,391	1,529

Total expenses	9,391	1,529

Net (loss)	$(9,391)	(1,529)

Basic and diluted net (loss) per share	$—	$—
Weighted average number of common shares outstanding	6,138,278	5,975,711

As of June 30, 2008
Consolidated Balance Sheet Data:

Cash and cash equivalents	$6,455
Working capital	4,506
Total assets	9,290
Total long-term liabilities	—
Total liabilities	3,269
Total shareholders’ equity	6,021

RISK FACTORS

An investment in our securities involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing our securities. Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  You could lose all or part of your investment due to any of these risks.

Risks Related To Our Financial Condition and Business Model

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just begun the initial stages of identifying our product lines.  In July, 2008, we commenced providing to the marketplace our first product, the Sore-EezTM  Chinese herbal body liniment, through our direct sales consultants, and we currently have 10 direct sales consultants.  As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on October 4, 2007, and to date have been involved primarily in organizational and preliminary activities. We have earned $1,232 in revenues as of the date of this prospectus and operated at a loss, and thus face a high risk of business failure.  All of our revenues have come from the sale of the Sore-EezTM  Chinese herbal body liniment and from no other sources.  Investing in a business in the start-up phase is riskier than investing in a business that already has a history of operations.

Because we may need additional financing to fund the development of our business, our auditors believe there is substantial doubt about our ability to continue as a going concern.

As of June 30, 2008, we had an accumulated deficit of $10,920 since our inception.  Our auditors have issued a going concern opinion and have raised substantial doubt as to our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities when they come due.  The outcome of these matters cannot be predicted with any certainty at this time. These factors raise substantial doubt that the Company will be able to continue as a going concern.

When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our Series A Convertible Preferred Stock and common stock because there is an increased risk that we may not be able to generate cash and/or raise enough capital resources to remain operational for an indefinite period of time.  The auditor’s going concern opinion may inhibit our ability to raise financing, because potential investors’ could become concerned that we may not remain operational for an indefinite period of time resulting in  investors failing to receive any return on their investment.

There is no history upon which to base any assumption as to the likelihood that we will prove ourselves successful, and it is doubtful that we will  achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

If we experience unfavorable publicity or consumer perception of our products or of any similar products distributed by other companies, our operating results could fluctuate and our reputation could be adversely affected, resulting in decreased sales.

We are highly dependent upon consumer perception regarding the safety and quality of our products, as well as similar products distributed by other companies.  Consumer perception of products can be significantly influenced by adverse publicity in the form of published scientific research, national media attention or other publicity, whether or not accurate, that associates use of our products or any other similar products with illness or other adverse effects, or questions the benefits of our or similar products or that claims that any such products are ineffective.  A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. Such research or publicity could have a material adverse effect on our ability to generate sales.  As a result of the above factors, our operations may fluctuate significantly from quarter-to-quarter and year to year.

We may not receive enough capital from this offering to enable us to continue operating our business.

We are dependent on the availability of capital from this offering to proceed with our business plan.  We are selling the shares directly to public without the use of a registered broker/dealer firm. There is no minimum amount of shares, which we have to sell in this offering so we may not sell a sufficient number of shares to successfully implement our business plan.  We have no commitments for additional capital as of the date of this prospectus and will not seek other capital until the termination of this offering.  Accordingly, investors are advised that the proceeds of this offering may not be sufficient to enable us to conduct our business; and, if additional sufficient capital is not received, we may have to curtail or liquidate our operations.

We have no arrangement or resources of additional capital and may have to curtail or liquidate our operations if additional capital is not available when we need it.

We currently have minimal operations and we have been operating at a loss.  We will require additional financing to sustain our business operations if we are not successful in earning revenues that meet or exceed our expenses or do not receive enough capital from this offering to enable us to continue operating our business. We currently do not have any arrangements for financing and we may not be able to obtain financing when required.  Therefore, we may require additional financing through factoring of accounts receivable, loans and other arrangements, including the sale of additional common stock or preferred stock.  There can be no assurance that such additional financing will be available, or if available, can be obtained on satisfactory terms.  In the event that we do not have sufficient capital to support our operations we may have to curtail or liquidate our operations.

Additional issuances of equity securities will have a dilutive effect on the interests of our existing shareholders.

The shares of Series A Convertible Preferred Stock (and the shares of common stock issuable upon their conversion) are subject to dilution. The Board of Directors expects, and we may need to issue, additional shares of common stock or preferred stock in one or more series or classes to new investors in the future.  We have sole discretion to sell additional equity securities to new investors, and may even sell equity securities at a lower purchase price per share than the $10 per share offering price of the Series A Convertible Preferred Stock.  We may also sell new series or classes of equity securities with rights, preferences and privileges senior to the Series A Convertible Preferred Stock without your consent.  Any issuance of additional equity securities, regardless of valuation, will have a dilutive effect on your ownership interest of our Company and could adversely affect your rights with respect to your ownership of our Series A Preferred Stock or common stock.

Neither our sole officer nor our directors have any experience in the direct marketing or personal care products businesses or managing public companies, making it less likely that our business will be successful.

Neither our sole officer nor our directors have any background or experience in the direct marketing or personal care products businesses or managing public companies.  Investing in a business which is run by persons who have no experience in the industry in which it will operate is riskier than investing in a business that has a management team with experience in its industry.  Investing in a public company which is run by persons who have no experience in operating public companies is riskier than investing in a business that has a management team with experience in the operation of public companies.

Neither our sole officer nor our directors have any experience in financial accounting and reporting and we lack sufficient and qualified personnel over the accounting and reporting functions, making it less likely that our business will be successful or able to prevent or detect fraud.

Neither our sole officer nor our directors has any background or experience relating to financial accounting and reporting and we lack sufficient and qualified personnel over the accounting and reporting functions.  Investing in a business which is run by persons who have no financial accounting and reporting experience is riskier than investing in a business that has a management team with experience in financial accounting and reporting.  These inadequacies, if not corrected, could make it less likely that our business will be successful or able to prevent or detect fraud.

Because our Chairman, Chief Executive Officer, President, Secretary and Treasurer, Michel Lemoine, has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Lemoine, our Chairman, Chief Executive Officer, President, Secretary and Treasurer, will devote approximately 50% of his business time per week to our business affairs. We do not have an employment agreement with Mr. Lemoine nor do we maintain a key man life insurance policy on Mr. Lemoine.  Currently, we do not have any full or part-time employees.  If the demands of our business require the full business time of Mr. Lemoine, it is possible that he may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

This is a risky investment because there is no minimum number of shares that must be sold in this offering.

The funds raised in this offering may not be sufficient to defray the costs associated with making this offering.  Because there is no minimum number of shares that must be sold in this offering, the funds raised in this offering may not be sufficient and, therefore, we may have to curtail or liquidate our operations.

If there is a shortage in the supply of key raw materials, our business could be adversely affected.

Our Sore-EezTM  Chinese herbal liniment is composed of certain key raw materials, which include Chinese herbs, such as angelica root, borneol, red peony root, rhubarb root, clover flower, aucklandia root, safflower, myrrh, cattail pollen, frankincense, peach kernal, root of psuedoginseng and xue jie. Raw material prices may increase in the future and we may not be able to pass on such increases to our customers.  A significant increase in the price of raw materials that cannot be passed on to our direct sales consultants could have a material adverse effect on our results of operations and financial condition.  In addition, if we no longer are able to obtain products from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer.

The marketplace is very competitive. Failure to successfully compete could harm the business.

We face intense competition in the personal care industry and multi-level marketing industry. Many other competitors are well established, have greater resources and have a name and brand recognition. These companies also have distributor bases that are much larger than ours. We cannot be sure that our distributors will not leave and join other programs. If the distributor base declined and failed to grow, the negative financial impact on us could be significant.

In addition to competition from companies offering competing products, we are subject to the risk of losing our distributors if they leave and join other non-related network or multi-level marketing companies. The home-based business industry is immense and offers many alternatives, especially for distributors looking for new opportunities.

If we fail to develop a system to evaluate the effectiveness of our internal controls we may not be able to accurately report our financial results or prevent or detect fraud.

We will need to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting and our independent accountants will need to issue an opinion on that assessment and the effectiveness of those controls, subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We will be subject to Section 404 requirements commencing on January 1, 2008. This will require us to develop, fund and staff a department to document and test the design and effectiveness of our internal controls. If we fail to develop a system to evaluate the effectiveness of our internal controls we may not be able to accurately report our financial results or prevent or detect fraud.  Further, shareholders could lose confidence in our financial reporting, which could reduce our ability to obtain subsequent financing.

Failure to retain and attract our independent distributors could harm our business.

The sales of our products are made through a network of independent business consultants or distributors.  Distributors voluntarily sign up with us to sell and use our products.  There is no guarantee that the distributors will continue to work the business.  Our sales growth depends upon expanding our distributor base, and upon the continued involvement of the current distributors.  Our distributors have many alternative opportunities to join other multi-level marketing companies. If we are not able to retain these distributors and to recruit new distributors, then the lack of growth and sustained sales could have adverse financial effects on us.

The retention and the productivity of our distributors are affected by many factors, including:

•	Competitors’ programs
•	Publicity or negative publicity of our products
•	Enforcement of our policies and procedures
•	Distributors’ individual success or lack of success in our program
•	The negative influence from former distributors
•	Lack of interest in continuing to work the business
•	Perceived deficiencies in our compensation plan
•	Economic conditions that may discourage distributors from continuing and
•	The obstacles presented by a perceived saturation of network or multi-level programs in the marketplace that make recruiting new distributors difficult.

If we cannot retain our high level distributors or attract new distributors that can attain a high level position, then our sales could decline resulting in financial losses. It takes time for distributors to establish an organization that pays them dividends and that generates sales for us. If high level distributors leave us due to some of the factors mentioned, there is no assurance that we would be able to replace those distributors, their organizations or the sales volume that attends their organizations.

Independent distributors may not comply with our policies.

We cannot exert the same type of control over our network of independent distributors as we can with our employees. We cannot be sure that our distributors will comply with the guidelines set by us on the use of the products, the claims they may make about the benefits of the products or the manner in which they conduct their business. We are training distributors and reviewing their practices; however, we cannot monitor everything that our distributors do.  If an action were brought against a distributor, then we could also be named. A finding against us could have severe consequences to our business, our reputation and the morale of the distributors.

Risks Related To Legal Uncertainty

Damage claims against our products could have a material adverse effect on us.

As a provider of personal care products that are used by consumers, we may become subject to product liability claims if the use of our products is alleged to have resulted in injury or include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. Our products could also contain contaminated substances.  Our products are herbs and other ingredients that are not subject to pre-market regulatory approval in the United States. Previously unknown adverse reactions resulting from human use of these herbs and other ingredients could occur.  We do not conduct or sponsor clinical studies of our products.  We have not had any claims for damages or losses from our products to date.  A product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could adversely affect our financial performance.  If a product liability claim was successful, we would be responsible for the full amount of the claim, because we do not carry product liability insurance.

Because the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our operating income.

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the Food and Drug Administration, Federal Trade Commission, the Department of Agriculture and the Environmental Protection Agency.  These activities are also regulated by various state and local laws and agencies of the states and localities in which our products are sold.  Regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost sales and increased costs to us. The Food and Drug Administration may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement on our products, or that we want to use on our products, is an unacceptable drug claim, or the Food and Drug Administration or the Federal Trade Commission may determine that particular claims are not adequately supported by available scientific evidence.  Any such regulatory determination would prevent us from providing particular products or using certain statements on our products, which could adversely affect our sales of those products. The Food and Drug Administration also could require us to remove a particular product from the market.

In addition, from time to time, Congress, the Food and Drug Administration, the Federal Trade Commission or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to us, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. Any such developments could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

There is presently no public market for our shares of common stock or Series A Convertible Preferred Stock or.  There is no assurance that a trading market will develop or be sustained. Accordingly, you may have to hold the shares of Series A Convertible Preferred Stock or common stock indefinitely and may have difficulty selling them if an active trading market does not develop.  We currently plan to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares of common stock may never be traded on the Over-The-Counter Bulletin Board, or, if traded, a public market may not materialize.  To date we have not solicited any securities brokers to become market makers of our common stock.  If our common stock is not traded on the Over-The-Counter Bulletin Board, a public market for our common stock does not develop or the market price of the common stock declines below the initial public trading price, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.  The initial public trading price will be determined by market makers independent of us.

If shareholders sell a large number of shares all at once or in blocks after this offering, the market price of our shares would most likely decline.

We are offering 50,000 shares of our Series A Convertible Preferred Stock, which is convertible into 13,000,000 shares of our common stock through this prospectus. Our shares of common stock and Series A Convertible Preferred Stock are presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock or Series A Convertible Preferred Stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. If all of the shares of Series A Convertible Preferred Stock offered in the offering are sold and assuming such shares are converted into shares of common stock, these shares of common stock will represent approximately 68% of the outstanding shares of common stock as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the Over-The-Counter Bulletin Board, the level of trading activity in our shares of common stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the Over-The-Counter Bulletin Board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares of common stock are quoted on the Over-The-Counter Bulletin Board, we will be required to remain current in our filings with the SEC in order for the shares of our common stock to be eligible for quotation on the Over-The-Counter Bulletin Board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the Over-The-Counter Bulletin Board, investors may find it difficult to sell their shares.

State blue sky laws may limit your ability to resell our stock.

The “blue sky” laws of some states may impose restrictions upon the ability of investors to resell our shares in those states without registration or an exemption from the registration requirements. Accordingly, investors may have difficulty selling our shares and should consider the secondary market for our shares to be a limited one.

The offering price of $10.00 per share is speculative.

The offering price of $10.00 per share has been arbitrarily determined by our management and does not bear any relationship to the assets, net worth or actual or projected earnings of the Company or any other generally accepted criteria of value.

We do not pay any cash dividends.

The Series A Convertible Preferred Stock will not be paid any dividends unless we pay dividends on our common stock. We have not paid any cash dividends on our common stock and we do not presently contemplate the payment of any cash dividends.  Accordingly, there can be no assurance that you will receive any return from an investment in our Series A Convertible Preferred Stock. In the absence of the payment of dividends, any return on your investment would be realized only upon your sale of our stock.  We are not making any representations that an investment in our stock will be profitable or result in a positive return.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “will be,” “would” and similar expressions. Although we believe that our expectations are based on reasonable assumptions, our actual results may differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus as a result of various factors, including, but not limited to, those described above under the heading "Risk Factors" and elsewhere in this prospectus. Before you invest in the shares, you should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements speak only as of the date of this prospectus. Except as expressly required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares by us in this offering will be up to a maximum of $500,000, if all 50,000 shares offered by this prospectus are sold and before deducting estimated offering expenses, and no proceeds, if none of the shares offered by this prospectus are sold.

Our principal reasons for conducting this offering at this time are to raise capital to expand our operations into existing and new markets, to further develop our brand through increased advertising and marketing programs, distributor recruitment, to invest further resources into developing our corporate infrastructure and other product candidates, and hiring employees and consultants.  We are also conducting this offering to create a public market for our common stock and facilitate our access to the public equity markets.  Although we have not allocated specific amounts from the net proceeds of this offering to these particular uses, we anticipate using the net proceeds of this offering to satisfy our existing current liabilities (approximately $3,269 at June 30, 2008).  Total estimated offering expenses of $18,000 to be paid from the proceeds of the offering are for SEC registration fees ($20), printing expenses ($4,000), audit and administrative fees and expenses ($11,980), and transfer agent fees ($2,000) connected with this offering. No other expenses of the offering are anticipated being paid from the proceeds of the offering.

Except as provided above, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering and, at the date hereof, cannot accurately predict the amounts that we may spend for any particular purpose. The amounts of our actual expenditures will be influenced by several factors, including the timing and extent of our growth opportunities, the amount of cash used by our operations and the occurrence of unforeseen opportunities and events.  Our management will have broad discretion in determining the uses of the net proceeds of this offering.  Pending the use of the net proceeds, we do not intend to invest the net proceeds.

MARKET FOR THE SHARES

There is no public market for our shares of Series A Convertible Preferred Stock or our common stock.  There can be no assurance that a market will develop, or, if such a trading market is developed, that it can be maintained with liquidity.  We presently have 100,000,000 shares of common stock authorized, of which 6,138,278 are currently issued and outstanding. None of these outstanding shares have been registered under the Securities Act, and all of which are deemed to be “restricted securities”, as that term is defined under Rule 144 promulgated under the Securities Act.  These shares will be available for sale in the public market subject to compliance with Rule 144 promulgated under the Securities Act or must be registered under the Securities Act. We currently have six (6) shareholders of record of our shares of common stock and no holders of our Series A Convertible Preferred Stock.  As of the date hereof, we have not provided to any shareholder registration rights to register under the Securities Act any shares of our Series A Convertible Preferred Stock or common stock.

Sales of substantial amounts of common stock in the public market following the offering could have an adverse effect on the price of the common stock and may make it more difficult for us to sell shares of common stock in the future at times and for prices that we deem appropriate.    Following the offering and assuming all of the shares offered hereby are sold, we will have outstanding 50,000 shares of Series A Preferred Stock (an additional 13,000,000 shares of common stock, if the shares of Series A Convertible Preferred Stock offered hereby are converted into shares of common stock), which will be freely tradable.

The Penny Stock Rules

The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares fall within the definition of a penny stock they will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker- dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of our shareholders to sell our shares of common stock in the secondary market.

DIVIDEND POLICY

The Series A Convertible Preferred Stock being offered by this prospectus does not carry a fixed periodic dividend. In the event a dividend or distribution is declared on our common stock, in cash or other property (other than a dividend of our common stock), the holders of the Series A Convertible Preferred Stock will be entitled to receive the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of common stock into which such shares of Series A Convertible Preferred Stock could be converted immediately prior to such dividend or distribution. We have not paid any dividends on our common stock, and it is not anticipated that any dividends will be paid in the foreseeable future. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.

DETERMINATION OF OFFERING PRICE

Our management has arbitrarily determined the price of the shares of the Series A Convertible Preferred Stock we are offering for sale under this prospectus and the conversion ratio of the Series A Convertible Preferred Stock into common stock.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

● our lack of operating history;

● the proceeds to be raised by the offering;

● the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders, and

● our relative cash requirements.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2008:

● on an actual basis; and

●    on a pro forma as adjusted basis to reflect the receipt by us of the net proceeds from the sale of 50,000 shares of the Series A Convertible Preferred Stock at a public offering price of $10.00 per share, after deducting our estimated offering expenses, which are estimated to be $18,000, and the conversion of all 50,000 shares of Series A Convertible Preferred Stock into an aggregate of 13,000,000 shares of common stock.

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and our financial statements and related notes included elsewhere in this prospectus.

	Actual	Pro Forma As Adjusted
Cash and cash equivalents	$6,455	$488,455
Shareholders’ equity:
Series A Convertible Preferred Stock, $0.001 par value, 500,000 shares authorized, no shares issued and outstanding, actual; 500,000 shares authorized, and no shares issued or outstanding, pro forma as adjusted	—	—
Preferred stock (other than Series A Convertible Preferred Stock), $0.001 par value, 14,500,000 shares authorized, no shares issued and outstanding, actual, 14,500,000 authorized, no shares issued and outstanding, pro forma as adjusted	—	—
Common stock, no par value, 100,000,000 shares authorized, 6,138,278 shares issued and outstanding, actual; 100,000,000 shares authorized, 19,138,278 shares issued and outstanding, pro forma as adjusted	—	—
Additional paid-in capital	16,941	498,941
Deficit accumulated during the development stage	(10,920)	(10,920)

Total shareholders’ equity	6,021	488,021

Total capitalization	$6,021	$488,021

DILUTION

Our net tangible book value as of June 30, 2008 was approximately $5,001, or $0.001 per share of common stock.  Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.  After giving effect to the issuance and sale by us of 50,000 shares of Series A Convertible Preferred Stock in this offering at the public offering price of $10.00 per share, and after deducting and our estimated offering expenses in the amount of $18,000, and the conversion of such shares into shares of common stock, our pro forma as adjusted net tangible book value as of June 30, 2008 would have been approximately $487,001, or $0.025 per share. This represents an immediate increase in net tangible book value of $0.024 per share to our existing shareholders and an immediate dilution of $0.013 per share to new investors purchasing shares in this offering. The following table illustrates this dilution to new investors on a per common share basis:

Pro forma public offering price per share after conversion(1)		$0.038
Net tangible book value per share as of June 30, 2008	$0.001
Increase per share attributable to new investors	$0.024

Pro forma as adjusted net tangible book value per share after this offering		$0.025

Dilution per share to new investors		$0.013

(1)	Assuming the conversion of one share of Series A Convertible Preferred Stock into 260 shares of Common Stock.

The following table sets forth as of June 30, 2008, on a pro forma as adjusted basis, the differences between: (1) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by existing shareholders, and (2) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by investors purchasing shares in this offering, based on the initial public offering price of $10.00 per share and before deducting our estimated offering expenses:

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing shareholders	6,138,278	32.1%	$16,941	3.3%	$0.003
New investors	13,000,000	67.9%	$500,000	96.7%	$0.038
Total	19,138,278	100.0%	$516,941	100.0%

SELECTED FINANCIAL DATA

The following financial data has been derived from and should be read in conjunction with (i) our audited financial statements for the period from October 4, 2007, our inception, to December 31, 2007 and the six months ended June 30, 2008, together with the notes to these financial statements; (ii) and the sections of this prospectus entitled “Description of Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere herein or filed with the SEC.  Our historical results are not necessarily indicative of the results we may achieve in any future period.
	Six Months Ended June 30, 2008
Consolidated Statement of Operations Data:			Period from October 4, 2007 (inception) to December 31, 2007

Revenue:	$—		$—

Expenses:
General and administrative	9,391		1,529

Total expenses	9,391		1,529

Net (loss)	$(9,391	) $	(1,529)

Basic and diluted net (loss) per share	$—		$—
Weighted average number of common shares outstanding	6,138,278		5,975,711

As of June 30, 2008
Consolidated Balance Sheet Data:

Cash and cash equivalents	$6,455
Working capital	4,506
Total assets	9,290
Total long-term liabilities	—
Total liabilities	3,269
Total shareholders’ equity	6,021

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with (i) our audited financial statements for the period October 4, 2007, our inception, through December 31, 2007 and the six month period ended June 30, 2008 and the related notes; and (ii) the section of this prospectus entitled “Description of Business” that appear elsewhere in this prospectus.  The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors”. Our financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Plan of Operation

Our Company is a provider of personal care products by means of a network of direct sales consultants, which is in the development stage.  Our business strategy is to provide quality products, operate at a profit and enable our direct sales consultants to operate at a profit.  In July, 2008, we commenced providing to the marketplace our first product, the Sore-EezTM   Chinese herbal body liniment.  Our primary focus over the course of the next 12 months will be to concentrate our efforts on introducing the Sore-EezTM  Chinese herbal liniment and other product candidates to the marketplace, producing inventory for sale and implementing our business plans, including recruiting and training of a network of direct sales consultants.

Management believes that we will require a minimum of $50,000 of available capital to support our operations for the next 12 months.  If such capital does not become available from the proceeds of this offering, the sale of the Sore-EezTM  Chinese herbal liniment and other product candidates or other sources, we will continue development stage operations for the next 12 months with available cash on hand.  We may require additional debt or equity financing and there can be no assurance that such additional financing will be available, or if available, can be obtained on satisfactory terms. To the extent that any such financing involves our equity securities, the interests of our then existing shareholders, including the investors in this offering, could be substantially diluted.  Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all.  In the event that we do not have sufficient capital to support our operations, we may have to liquidate or curtain our operations.

Our chief executive officer provides daily management of our company. We intend to  engage employees and service providers for services, as the need may arise for services, including computer systems,  marketing, advertising, public relations, cash management, collections, accounting and administration.

As a public company, we are subject to certain reporting and other compliance requirements involving certain costs for such compliance, which private companies may not choose to make. We have identified such costs as being primarily for audits, legal advice, filing expenses and shareholder communications and estimate the cost to be approximately $30,000 for the next twelve months. We expect to pay such costs from a combination of cash on hand ($6,455 as of June 30, 2008), the proceeds of this offering, loans from our majority shareholder, Talles Investments, Inc., and cash generated by product sales.  We expect our initial operating expenses will be paid for by utilization of some of the proceeds of this offering, cash flows generated from product sales and loans from our majority shareholder, Talles Investments, Inc.  In addition, we will incur throughout the year transfer agent fees, investor relations and general office and administrative expenses.

Results of Operations

We are a development stage company and have incurred losses of $10,920 as of June 30, 2008.  In July, 2008, we commenced providing to the marketplace our first product, the Sore-EezTM  Chinese herbal body liniment, and have generated revenues of $1,232 as of the date of this prospectus.  All of our revenues have come from the sale of the Sore-EezTM  Chinese herbal body liniment and from no other sources.

Liquidity and Capital Resources

The following table sets forth our liquidity and capital resources as of June 30, 2008:

Cash and cash equivalents	$6,455
Working capital	4,506
Total assets	9,290
Total liabilities	3,269
Total shareholders’ equity	6,021

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities.  Operating expenditures during the current period included general and administrative costs.

Cash Flows from Investing Activities

There were no cash flows from investing activities for the period from October 4, 2007, our inception, through December 31, 2007 and the six months ended June 30, 2008.

Cash Flows from Financing Activities

We have financed our operations from the issuance of shares of our common stock.  Net cash provided by financing activities for the period from October 4, 2007, our inception, through December 31, 2007 and the six months ended June 30, 2008 was $11,733 and $0, respectively.

We expect that working capital requirements will continue to be funded through a combination of our existing funds, product sales, loans from our majority shareholder, Talles Investments, Inc., and further issuances of securities, if any. Our working capital requirements are expected to increase in line with the growth of our business.

Plan of Operation and Funding

Management believes that we will require a minimum of $50,000 of available capital to support our operations for the next 12 months.  If such capital does not become available from the proceeds of this offering, the sale of the Sore-EezTM  Chinese herbal liniment and other product candidates or other sources, we will continue development stage operations for the next 12 months with available cash on hand.  We may require additional debt or equity financing and there can be no assurance that such additional financing will be available, or if available, can be obtained on satisfactory terms. To the extent that any such financing involves our equity securities, the interests of our then existing shareholders, including the investors in this offering, could be substantially diluted.  Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all.  In the event that we do not have sufficient capital to support our operations, we may have to liquidate or curtain our operations.

Going Concern

Our auditors have raised substantial doubt as to our ability to continue as a going concern, as expressed in its opinion on our financial statements included in this prospectus.  The Company commenced operations on October 4, 2007 and has realized minimal revenues and operated at a loss since inception. As at June 30, 2008, the Company has working capital of $4,506 and an accumulated deficit of $10,920.  Existing cash resources are currently not expected to provide sufficient funds through the upcoming year, and the capital expenditures required to achieve planned principal operations may be substantial.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities. To date, we have operated at a loss and remained in business through  the issuance of shares of our common stock.  There can be no assurance that we will operate at a profit or additional debt or equity financing will be available, or if available, can be obtained on satisfactory terms.

Material Commitments

There were no material commitments for the period from October 4, 2007, our inception, through December 31, 2007 and the six months ended June 30, 2008.

Purchase of Equipment

We purchased an herb grinder for $495 on June 25, 2008.  Except for the herb grinder, we currently do not plan to acquire any other significant equipment in fiscal 2008.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Cash and Cash Equivalents

We consider all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. We have no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis, and include finished goods.

Revenue Recognition

We recognize revenue when:

•	Persuasive evidence of an arrangement exists;

•	Shipment has occurred;

•	Price is fixed or determinable; and

•	Collectibility is reasonably assured.

For the period from October 4, 2007 (inception) through December 31, 2007 and the six months ended June 30, 2008, we recognized no revenues.

Earnings (Loss) Per Share

We compute earnings per share in accordance with Statement of Accounting Standards No. 128, "Earnings per Share (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period.  There were no potentially dilutive common shares outstanding during the period from October 4, 2007 (inception) through December 31, 2007 and the six months ended June 30, 2008.

Intangible Assets

Intangible assets consist of a license agreement, which is recorded at cost and amortized over a straight-line basis.  The amortization expense for the period from October 4, 2007 (inception) to December 31, 2007 and the six months ended June 30, 2008 was $60 and $120, respectively.  The value of the license was determined to be the legal costs to create the license, which was $1,200.

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. There was no impairment loss for the period from October 4, 2007 (inception) to December 31, 2007 and the six months ended June 30, 2008.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts payable, approximates fair value because of the short maturity of these instruments.

Share Based Payments

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services. Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.

Effective October 4, 2007, the Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the fair value of the share-based payments. Such compensation amounts, if any, are amortized over the respective vesting periods of the share-based payments.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The Interpretation provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN No. 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for us for the year ended December 31, 2007.  We do not expect FIN No. 48 to have a material impact on our financial statements.

In June 2006, the FASB ratified the Emerging Issues Task Force (“EITF”) consensus on EITF Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.” EITF Issue No. 06-2 requires companies to accrue the costs of compensated absences under a sabbatical or similar benefit arrangement over the requisite service period. EITF Issue No. 06-2 is effective for us for the year ended December 31, 2007. The cumulative effect of the application of this consensus on prior period results should be recognized through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. Elective retrospective application is also permitted. We do not expect the application of this consensus to have a material impact on our financial statements.

Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires companies to quantify misstatements using both a balance sheet (iron curtain) and an income statement (rollover) approach to evaluate whether either approach results in an error that is material in light of relevant quantitative and qualitative factors, and provides for a one-time cumulative effect transition adjustment.  This statement is effective for us for the year ended December 31, 2007.  SAB No. 108 will not have an impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us for the year ended December 31, 2007.  SFAS No. 157 will not have an impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives us the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective for us commencing on January 1, 2008.  SFAS No. 159 will not have an impact on our financial statements.

The FASB has replaced SFAS No. 141 with a new statement on Business Combinations that changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes.  This statement is effective for us commencing on January 1, 2008.  Currently, this change will have no effect on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are not subject to risks related to foreign currency exchange rate fluctuations.

Our functional currency is the United States dollar. We do not transact our business in other currencies. As a result, we are not subject to exposure from movements in foreign currency exchange rates. We do not use derivative financial instruments for speculative trading purposes.

DESCRIPTION OF BUSINESS

Introduction

Dragon’s Lair Holdings, Inc., a development stage company, is a provider of personal care products by means of a network of direct sales consultants, which currently only provides one product and has recently commenced doing so.  Substantially all of our entire sales and distribution channel is based upon our network or multi-level marketing program.  Our business strategy is to provide quality products, operate at a profit and enable our direct sales consultants to operate at a profit; however, we have never operated profitably.  In July, 2008, we commenced providing to the marketplace our first product, the Sore-EezTM  Chinese herbal body liniment, and have generated revenues of $1,232 as of the date of this prospectus.  All of our revenues have come from the sale of the Sore-EezTM  Chinese herbal body liniment and from no other sources.  We have candidates for other personal care products that are currently under development; however, we currently do not have any other products available for commercial sale.  Neither the Food and Drug Administration nor any other regulatory authority or similar regulator has approved the Sore-EezTM  Chinese herbal body liniment or our candidates for other personal care products.

Our company structure is set forth in the following chart:

DRAGON’S LAIR HOLDINGS, INC. a Florida corporation

DRAGON’S LAIR HEALTH PRODUCTS, INC. a Florida corporation (100% Owned Subsidiary)

As of June 30, 2008, we had an accumulated deficit of $10,920.  Our auditors have raised substantial doubt as to our ability to continue as a going concern, as expressed in its opinion on our financial statements included in this prospectus.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.  There can be no assurance that we will operate at a profit or such additional financing will be available, or if available, can be obtained on satisfactory terms.

Our principal executive office is located at 785 N.E. 83rd Terrace, Miami, FL  33138.  Our telephone number is (786) 554-2771, and our company website is www.sore-eez.com.  We were incorporated under the laws of the State of Florida on October 4, 2007.

Company Description

We seek to provide personal care products, which have a broad consumer appeal.  Our business plan uses a distribution strategy for direct selling and marketing through direct sales consultants.  Our business plan provides that these direct sales consultants, who will be independent contractors, will purchase products from us and sell them directly to their customers. We will provide recruitment and training activities for the direct sales consultants. We will provide assistance to the direct sales consultants through support tools, such as sales brochures, product samples and demonstration aids.  We have established a web site, which we anticipate will serve as an additional marketing tool and support the efforts of our direct sales consultants.

License Agreement

We have entered into a license agreement with Yamit Lemoine, a significant shareholder and the wife of our chief executive officer, which grants us a license for the exclusive worldwide use of the Sore-EezTM  Chinese herbal liniment recipe.  Pursuant to this license agreement, we are required to exercise our best efforts to undertake and maintain the commercial scale production, marketing and distribution of products embodying the subject matter of the Sore-EezTM  Chinese herbal liniment recipe.  The term of the license agreement is five (5) years and Yamit Lemoine may terminate this license agreement in the event that we have not recognized revenues of at least $400,000 from the sale of products based on the Sore-EezTM  Chinese herbal liniment recipe by October 4, 2012.  We may not sublicense or assign any of our rights under the license agreement.  On October 4, 2007, the date of our inception, we issued 975,000 shares of our restricted common stock to Yamit Lemoine, for a purchase price of $0.0012308 per share, for the license to the Sore-EezTM  Chinese herbal liniment recipe.  We do not have any future payments obligations to Yamit Lemoine under the license agreement.

Products

We are committed to building a brand name and direct sales consultant and customer loyalty by selling quality personal care products that have broad consumer appeal.  The Company is committed to developing and providing quality products that direct sales consultants can sell at attractive retail prices and allow the Company to operate at a profit.

In July, 2008, we commenced providing our first product to the marketplace, the Sore-EezTM  Chinese herbal body liniment.  This is the only product currently being made available by us and we anticipate providing other product candidates to the marketplace; however, we currently do not have any other products available for commercial sale.  Neither the Food and Drug Administration nor any other regulatory authority or similar regulator has approved the Sore-EezTM  Chinese herbal body liniment product or any other product candidates.

Industry Overview

We are in the direct selling industry.  Direct selling is the sale of a consumer product or service, person-to-person, away from a fixed retail location.  Independent salespeople market these products and services to customers.  Products are sold primarily through in-home product demonstrations, parties, farmer’s markets, organizational and sports gatherings, and one-on-one selling.

A majority of adult Americans have been affected by the direct selling industry.  According to the Direct Selling Association’s 2000 survey:

▪	55% of American adults reported having, at some time, purchased goods or services from a direct selling representative.

▪	One in five American adults (20%) reported they are now (6%) or have been (14%) a direct selling representative.

▪	Among direct selling customers, three out of four (77%) have attended an in-home demonstration or party.

The 2000 survey also revealed 38% of adult Americans surveyed in 2000 have some interest in purchasing a product or service in the future via direct selling, but only 27% had actually made a direct selling purchase in the past year.

The success of direct sales is established in the reasons people choose direct selling as a career option.  These include:

▪	Direct selling is a good way to meet and socialize with people.

▪	Direct selling offers flexible work schedules.

▪	Direct selling is a good way to earn extra income.

▪	Direct selling is a good way to own a business.

▪	Earnings are in proportion to efforts.

Marketing plan

We are a direct sales company, which distributes products through a network marketing system. Under our system, direct sales consultants purchase products from us for resale and for personal use.

We believe network marketing is an effective vehicle to distribute our products because:

●	A consumer can be educated about a product in person by a direct sales consultant.

●	Direct sales allow for actual product testing by a potential consumer.

●	The impact of the direct sales consultant’s and consumer’s testimonials is enhanced.

●
Direct sales consultants can give customers high levels of service and attention, by, among other things, delivering products directly to a consumer and following up on sales to ensure proper product usage and customer satisfaction, and to encourage repeat purchases.

We rely on our direct sales consultants to sponsor new direct sales consultants. While we anticipate providing sales tools, such as brochures, direct sales consultants are primarily responsible for educating new direct sales consultants with respect to products and how to build a successful home-based business.

The sponsoring of new direct sales consultants creates multiple levels in the network marketing structure. Persons whom a direct sales consultants sponsors are referred as “downline” or “sponsored” direct sales consultants.  If downline direct sales consultants also sponsor new direct sales consultants, they create additional levels in the structure.

Sponsoring activities are not required of direct sales consultants. However, because of the financial incentives provided to those who succeed in building a direct sales consultant network that consumes and resells products, we believe that most of our direct sales consultants will attempt, with varying degrees of effort and success, to sponsor additional direct sales consultants.  Generally, we believe that direct sales consultants will invite friends, family members, and acquaintances to sales meetings, the Company’s web site and conference calls in which the Sore-EezTM  Chinese herbal liniment and other product candidates are presented and the compensation plan is explained.  We believe that people will be attracted to become direct sales consultants after using the Sore-EezTM  Chinese herbal liniment and other product candidates and becoming regular retail customers.  A person becomes a direct sales consultant by completing a new distributor application and agreement.  Once a person becomes a direct sales consultant, he or she is able to purchase products directly from us at wholesale prices for resale to consumers or for personal consumption. The direct sales consultant is also entitled to sponsor other direct sales consultants in order to build a network of direct sales consultants and product users.

As of September 16, 2008, we had 10 direct sales consultants for the Sore-EezTM  Chinese herbal body liniment.  A potential direct sales consultant must enter into a standard direct sales consultant agreement with us that obligates the direct sales consultant to abide by our policies and procedures.  These policies and procedures include but are not limited to:

•	A direct sales consultant must be of legal age to do business to be eligible to become a distributor.
•	Once accepted as a distributor by the Company, the direct sales consultant will have the right to purchase and sell the Company’s products.
•	The business relationship of the direct sales consultant with the Company will be an independent contractor relationship.
•
The Company’s sales and marketing program is based upon retail sales to the ultimate consumer and has adopted a 70% rule.  Under the rule, a direct sales consultant may not order additional products unless he or she has sold or used for personal or family use at least 70% of previously purchased products.

•
A direct sales consultant is eligible to purchase products at wholesale prices, thus allowing he or she to sell the Company products to customers at retail prices, and may retain the difference between the wholesale cost and retail sales price as immediate cash income.

•	The Company has established a retail price for each of its products that must be adhered to.
•	There are no minimum order requirements for placing orders.
•	A direct sales consultant may voluntarily cancel the distributor agreement at any time. The Company will pay 90% of the original cost for the unopened products being returned.
•	The Company business opportunity is not a franchise and does not provide a direct sales consultant with exclusive rights to any region or territory.
•
No income claims, income projections nor income representations may be made to prospective direct sales consultants.  Any false, deceptive or misleading claims regarding the opportunity or products are prohibited.

•
When conducting business, a direct sales consultant must safeguard and promote the reputation of the products offered by the Company.  The direct sales consultant must refrain from all conduct which might be harmful to the Company’s reputation, or to the marketing of its products, or inconsistent with the public interest.  As a distributor, a direct sales consultant must honestly promote and describe the products offered by the Company and avoid all discourteous, deceptive, disruptive, misleading, unethical or immoral conduct or practices.

•
If a direct sales consultant violates the terms of the distributor agreement, the Company’s policies and procedures, applicable laws or the standards of fair dealing, he or she may be terminated by the Company.

Manufacturing

We have not engaged a contract packer at this time and we are preparing and packaging the Sore-EezTM  Chinese herbal liniment at our facilities, which has a production capacity of four (4) gallons per month.  In the future, we anticipate using contract packers to manufacture the Sore-EezTM  Chinese herbal liniment and other product candidates according to our specifications.

Raw Materials and Suppliers

The Sore-EezTM  Chinese herbal liniment is composed of certain key raw materials, which include camphor and rubbing alcohol and Chinese herbs, such as angelica root, borneol, red peony root, rhubarb root, clover flower, aucklandia root, safflower, myrrh, cattail pollen, frankincense, peach kernal, root of psuedoginseng and xue jie.  These raw materials  are available from numerous sources.  Our sole supplier for these Chinese herbs is Asia Natural Products, Inc., located in San Francisco, California. In a situation where this supplier is not able to supply the ingredients, other sources of supply will need to be identified.  In the situation where we are not supplied with the necessary raw materials, it may result in a temporary delay in production until replacement supplies are obtained to meet our production requirements.

Trademarks, Patents and Intellectual Property

We intend to seek trademark protection for the Sore-EezTM  Chinese herbal liniment and other product candidates. We will do a search of existing trademarks prior to selecting trademarks for the Sore-EezTM  Chinese herbal liniment and other product candidates.  We believe that trademark protection will be important to brand name recognition and distributor and consumer loyalty to the Sore-EezTM  Chinese herbal liniment and other product candidates. We intend to register our important trademarks in the United States.  We will use our best efforts to maintain the confidentiality of the Sore-EezTM  Chinese herbal liniment and other product candidates' formulations through confidentiality agreements and physical security.

Government Regulation

The Sore-EezTM  Chinese herbal liniment and other product candidates are not subject to pre-market regulatory approval in the United States.  However, the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of the Sore-EezTM  Chinese herbal liniment and other product candidates are subject to federal laws and regulations.  The federal agencies regulating the Sore-EezTM  Chinese herbal liniment and other product candidates include the Food and Drug Administration, the Federal Trade Commission, the Department of Agriculture and the Environmental Protection Agency.  These activities are also regulated by various state and local laws and agencies of the states and localities in which the Sore-EezTM  Chinese herbal liniment and other product candidates may be sold. Additional regulations may prevent or delay the introduction, or require the reformulation, of the Sore-EezTM  Chinese herbal liniment and other product candidates, which could result in lost sales and increased costs to us. The Food and Drug Administration may determine that a particular statement of support on the Sore-EezTM  Chinese herbal liniment and other product candidates, or that we want to use, is an unacceptable drug claim or the Food and Drug Administration or the Federal Trade Commission may determine that particular claims are not adequately supported by available scientific evidence.  Any such regulatory determination would prevent us from marketing the Sore-EezTM  Chinese herbal liniment and other product candidates or using certain statements on the Sore-EezTM  Chinese herbal liniment and other product candidates, which could adversely affect our sales. The Food and Drug Administration also could require us to remove the Sore-EezTM  Chinese herbal liniment and other product candidates from the market.

Because of our direct marketing approach of personal care products, our current and prospective operations are not restricted to a material extent by any current or proposed governmental laws or regulations, nor is governmental approval required for the conduct of our business.  We are subject to the Federal Trade Commission Act, Florida Deceptive and Unfair Trade Practices and Act and other similar state consumer protection laws and regulations governing network or multi-level marketing companies.  These laws and regulations prohibit unfair and deceptive trade practices in the sale of products and services, including illegal pyramid schemes.  Federal and state consumer protection laws and regulations do not materially limit or materially impact our current or prospective operations, nor does compliance with any consumer protection laws or regulations impose a material cost on our business.

Competition

The market for personal care products and direct sales consultants is large and intensely competitive.  We compete directly with direct selling organizations and companies that manufacture personal care products.  Many of the Company’s competitors have much greater name recognition and financial resources than the Company.  In addition, personal care products can be purchased in a wide variety of channels of distribution. While the Company believes that consumers appreciate the convenience of ordering products from home through a sales person, or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. The Company’s product offerings are also small compared to the wide variety of products offered by many other personal care products companies and direct selling organizations.

We compete with other direct selling organizations and personal care products companies, some of which have a longer operating history and higher visibility, name recognition, and financial resources. The leading direct selling company in our existing market is Amway Corporation and its affiliates. We compete for new direct sales consultants on the strength of our business opportunities, product offerings, the compensation plan, and management strength. We envision the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years.

Research and Development Activities

No research and development expenditures have been incurred, either on our account or sponsored by customers since our inception.

Employees

As of September 16, 2008, we had no full-time employees. All activities to date have been undertaken by Michel Lemoine, our Chief Executive Officer, President, Secretary and Treasurer, as needed. Michel Lemoine does not currently spend all of his time on our business and estimates he devotes approximately 50% of his business time on the business of the Company.  We anticipate that we will begin hiring employees, as needed, after the completion of this offering.

Properties

Our executive offices are currently located at the home of Michel Lemoine, our Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer.  We do not pay Michel Lemoine for use of such space. We anticipate that we will rent separate manufacturing and office facilities and warehouse space, when needed to support the growth of our business.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any legal proceedings pending or threatened against us or our properties.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers and their respective ages as of September 16, 2008 are as follows:

Name	Age	Principal Positions With Us
Michel “Klodi” Lemoine	61	Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer
Steve Kravitz	38	Director
H. Bradley Ress	58	Director
Joseph Pierre-Louis	47	Director

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies, if any:

Michel “Klodi” Lemoine has served as our Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer since our inception.  Since February 2002, Mr. Lemoine has been a licensed massage therapist specializing in massage based on acupressure.  For the past 39 years, Mr. Lemoine has been a martial arts teacher.

Steve Kravitz has been one of our directors since March 2008.  Since February 2007, Mr. Kravitz has served as a Senior Loan Officer for Regions Bank.  From June 2000 until February 2007, Mr. Kravitz served as a Senior Loan Officer for Wachovia Bank, N.A.  From February 1996 until May 2000, Mr. Kravitz served as a Loan Officer for CTX Mortgage Corp.  From September 1993 until January 1996, Mr. Kravitz served as a Loan Officer for National Title & Mortgage.

H. Bradley Ress has been one of our directors since March 2008.  Since August 2007, Mr. Ress has served as a real estate agent with Lang Realty in Florida.  From January 1996 until August 2007, Mr. Ress served as a real estate agent with Castles By The Sea in Florida.

Joseph Pierre-Louis has been one of our directors since March 2008.  Since August 2001, Mr. Pierre-Louis has been employed by the Miami-Dade County Department of Human Services serving as the Center Manager for the Haitian American Senior Center located in Miami, Florida.  Since November 2004, Mr. Pierre-Louis has also served as the Food Program Monitor for the Haitian American Senior Centers located throughout Miami-Dade County, Florida.

Term of Office

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Significant Employees

There are no significant employees other than our sole executive officer.

Committees of the Board of Directors

After the closing of this offering, our board of directors intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee. Our board may establish other committees from time to time to facilitate the management of our company.

Audit committee.  Our audit committee will oversee a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including by (1) assisting our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor's qualifications and independence and the performance of our internal audit function and independent auditors, (2) appointing, compensating, retaining and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services, and (3) preparing the audit committee report that may be included in our annual proxy statement or annual report on Form 10-K. We will have at least three directors on our audit committee, each of whom will be independent under the requirements of the NASDAQ Capital Market, the Sarbanes-Oxley Act and the rules and regulations of the SEC.  We expect that the initial members of our audit committee will be Steve Kravitz, H. Bradley Ress and Joseph Pierre-Louis.  We expect that Steve Kravitz will be our audit committee chair and will be our audit committee financial expert as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act.

Compensation committee.  Our compensation committee will review and recommend our policies relating to compensation and benefits for our executive officers and other significant employees, including reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluating the performance of our executive officers relative to goals and objectives, determining compensation for these executive officers based on these evaluations and overseeing the administration of our incentive compensation plans.  The compensation committee will also prepare the compensation committee report that may be included in our annual proxy statement or annual report on Form 10-K. We will have at least two directors on our compensation committee, each of whom will be independent under the requirements of the NASDAQ Capital Market. We expect that the initial members of our compensation committee will be H. Bradley Ress and Joseph Pierre-Louis. We expect that Mr. Ress will be our compensation committee chair.

Nominating and corporate governance committee.  Our nominating and corporate governance committee will (1) identify, review and recommend nominees for election as directors, (2) advise our board of directors with respect to board composition, procedures and committees, (3) recommend directors to serve on each committee, (4) oversee the evaluation of our board of directors and our management, and (5) develop, review and recommend corporate governance guidelines and policies. We will have at least two directors on our nominating and corporate governance committee, each of whom will be independent under the requirements of the NASDAQ Capital Market.  We expect that the initial members of our nominating and corporate governance committee will be Joseph Pierre-Louis and Steve Kravitz.  We expect that Joseph Pierre-Louis will be our nominating and corporate governance committee chair.

Compensation Committee Interlocks and Insider Participation

Our board of directors does not have a compensation committee. Since inception, all of our executive compensation decisions have been made by Mr. Lemoine, the Chairman, Chief Executive Officer, President, Secretary and Treasurer of our company.

Code of Ethics

After the closing of this offering, our board of directors intends to adopt a code of ethics for our principal executive and senior financial officers. This code of ethics will apply to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. After the effectiveness of the registration statement of which this prospectus forms a part, we intend to post the full text of this code on our Internet website, which is www.sore-eez.com.  We intend to disclose future amendments to provisions of our code of ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as required by law or regulation.

Family Relationships

Michel Lemoine is the husband of Yamit Lemoine, the licensor of the Sore-EezTM  Chinese herbal liniment recipe.  As a result thereof, Michel Lemoine is deemed to beneficially own the 975,000 shares of our common stock issued to Yamit Lemoine.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons has been involved in any of the events prescribed by Item 401(f) of Regulation S-K during the past five years, including:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Philosophy and objectives

Since our inception, we have not paid any compensation, with all compensation decisions being made by Michel Lemoine, our Chairman, Chief Executive Officer, President, Secretary and Treasurer.  Mr. Lemoine is our sole executive officer and employee.  The primary objective of our compensation policies and programs with respect to executive compensation is to serve our shareholders by attracting, retaining and motivating talented and qualified individuals to manage and lead our business. We will focus on providing a competitive compensation package that provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives.  After to the closing of this offering, we intend to establish a compensation committee and future decisions regarding executive compensation will be the responsibility of that committee.

Elements of executive compensation

Base salary.  We will seek to provide our senior management with a level of base salary in the form of cash compensation appropriate to their roles and responsibilities. Base salaries for our executives will be established based on the executive’s qualifications, experience, scope of responsibilities, future potential and past performance and cash available to pay executive compensation. Base salaries will be reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. We will consider four factors in determining the base salaries of our named executive officers. These four factors are, in order of significance, (1) creating an incentive to achieve corporate goals, (2) individual performance, (3) cash available to pay compensation and (4) the total compensation each executive officer previously received while employed with us, if any.  We have not paid any base salary to Michel Lemoine, our sole executive officer, since our inception.

Incentive cash bonuses.  Our practice will be to seek to award incentive cash bonuses to our executive officers based upon their individual performance, as well as our overall business and strategic objectives. In determining the amount of cash bonuses paid to our named executive officers, we will consider the same four factors as in determining their base salaries. We expect that our compensation committee will adopt formal processes for incentive cash bonuses beginning in 2008 and will utilize incentive cash bonuses to reward executives for achieving corporate financial and operational goals and for achieving individual performance objectives.  We have not paid any incentive cash bonuses to Michel Lemoine, our sole executive officer, since our inception.

Long-term equity compensation.  We believe that successful long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. We intend to establish equity incentive plans to provide our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our shareholders. We expect that our incentive plans will permit the grant of stock options, restricted shares and other stock awards to our executive officers, employees, consultants and non-employee board members. When we hire executive officers in the future, we expect to grant them stock-based awards that will generally vest over a four or five-year period. We believe that stock-based awards provide an incentive for these officers to continue their employment with us, provide our executive officers with an opportunity to obtain an ownership interest in our company and encourage them to focus on our long-term profitable growth. We believe that the use of stock-based awards will promote our overall executive compensation objectives and expect that equity incentives will continue to be a significant source of compensation for our executives. In determining amounts awarded to our named executive officers under our incentive plans, we will consider the same four factors (and use the same method of measurement) as in determining base salary. The third factor (cash available) has an indirect effect when determining long-term equity compensation. Specifically, to the extent that this factor causes us not to pay base salary or cash bonuses, it points toward providing long-term equity compensation.  We have not issued any long-term equity compensation to Michel Lemoine, our sole executive officer, since our inception.

Other compensation.  When we hire other executive officers, our executive officers will be eligible to receive the same benefits, including non-cash group life and health benefits, that are available to all employees. We may offer a 401(k) plan to our employees, including our executive officers. This plan will permit employees to make contributions up to a statutory maximum and will permit us to make matching or profit-sharing contributions. To date, we have not offered a 401(k) plan or made, or committed to make, any matching or profit-sharing contributions under a 401(k) plan.

Policies related to compensation

Guidelines for equity awards.  We have not formalized a policy as to the amount or timing of equity grants to Michel Lemoine, our sole executive officer. We expect, however, that the compensation committee will approve and adopt guidelines for equity awards.  Among other things, we expect that the guidelines will specify procedures for equity awards to be made under various circumstances, address the timing of equity awards in relation to the availability of information about us and provide procedures for grant information to be communicated to and tracked by our finance department.  As of the date of this prospectus, we have not established a finance department.  We anticipate that the guidelines will require that any stock options or stock appreciation rights have an exercise or strike price not less than the fair market value of our common stock on the date of the grant.

Stock ownership guidelines.  As of the date of this prospectus, we have not established ownership guidelines for Michel Lemoine, our sole executive officer, or the Board of Directors.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as performance-based compensation. Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. At least for the next several years, we expect the cash compensation paid to our sole executive officer and other executive officers, if any, to be below the threshold for non-deductibility provided in Section 162(m), and our equity incentive plans will afford our compensation committee with the flexibility to make a variety of types of equity awards to our executive officers, the deductibility of which will not be limited under Section 162(m).  However, our compensation committee, which we expect to form after this offering, will fashion our future equity compensation awards.  However, we do not now know whether any such awards will satisfy the requirements for deductibility under Section 162(m).

We also currently intend for our executive compensation program to satisfy the requirements of Internal Revenue Code Section 409A, which addresses the tax treatment of certain nonqualified deferred compensation benefits.

Summary Compensation Table

Our sole executive officer is Michel Lemoine , who has not received any compensation since our inception.  Mr. Lemoine has orally agreed to provide his services to us without compensation until the completion of this offering.

Potential Employment Agreement and Benefits

We have not entered into an employment agreement with Michel Lemoine, our sole executive officer. .  After this offering, we intend to have our sole executive officer enter into an employment agreement with us providing a compensation package which will fairly compensate him for his services, including base salary and eligibility for annual bonuses determined by the compensation committee.  The employment agreement will also provide that our sole executive officer is eligible to participate in our equity incentive plans and other employee benefit programs, if any.  However, there can be no assurance that we will enter into any such employment agreement, equity incentive plans or employee benefit programs with Mr. Lemoine.

Our decision to enter into an employment agreement, if any, will be made by our compensation committee.  We believe that, following receipt of the net proceeds of the offering, our substantially improved cash position may enable us to compensate our sole executive officer and continue to expand and develop our business.

Potential Payments Upon Termination or Change in Control

As of the date of this prospectus, there were no potential payments or benefits payable to Michel Lemoine, our sole executive officer, upon his termination or in connection with a change in control.

Grants of Plan-Based Awards in 2007

We have not granted any plan-based awards to Michel Lemoine, our sole executive officer, since our inception.

Outstanding Equity Awards at Fiscal Year-End

We did not have any outstanding equity awards to Michel Lemoine, our sole executive officer, as of December 31, 2007, our fiscal year-end.

Option Exercises and Stock Vested in 2007

Michel Lemoine, our sole executive officer, did not exercise any options, nor did any unvested stock granted to Mr. Lemoine  vest, during fiscal year 2007.  Mr. Lemoine does not have any stock options or unvested shares of stock of the Company.

Equity Incentive Plan

After the closing of this offering, we expect to adopt an equity incentive plan. The purposes of the plan are to attract and retain qualified persons upon whom our sustained progress, growth and profitability depend, to motivate these persons to achieve long-term company goals and to more closely align these persons' interests with those of our other shareholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors will be eligible to participate in the plan.  We have not determined the amount of shares of our common stock to be reserved for issuance under the proposed equity incentive plan.

Compensation of Directors

All of our directors have been issued 25,000 shares of our common stock in consideration of their serving as directors.  All directors are reimbursed for out-of-pocket expenses for business related purposes.  We do not have any other arrangements for compensating our directors at this time.  Our director compensation program is determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 16, 2008, and as adjusted to reflect the sale of the shares offered in this offering on the assumption that all shares offered will be sold and converted into 13,000,000 shares of common stock, for:

• each person or group known to us to beneficially own 5% or more of our common stock;

• each of our directors and director nominees;

• each of our named executive officers; and

• all of our executive officers and directors as a group.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains an address of 785 N.E. 83rd Terrace, Miami, Florida  33138.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 16, 2008 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner.
		Percentage of shares outstanding
Beneficial owner	Number of shares beneficially owned	Before offering	After offering
Michel Lemoine and Yamit Lemoine	1,063,278	17.3%	5.6%
Steve Kravitz	25,000	*	*
Joseph Pierre-Louis	25,000	*	*
H. Bradley Ress	25,000	*	*
Talles Investments, Inc.	5,000,000	81.5%	26.1%
All directors and executive officers as a group	1,138,278	18.5%	5.9%
* Less than 1 percent.

(1)
Ellen J. Talles is the sole shareholder and maintains sole voting and investment control of the shares held by Talles Investments, Inc.  As a result, Ellen J. Talles is deemed to beneficially own all of the shares of common stock held by Talles Investments, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

On November 4, 2007, we issued 5,000,000 shares of our restricted common stock to Talles Investments, Inc., for a purchase price of $0.00222 per share, pursuant to its investment of $11,100 in the Company.

On December 31, 2007, we issued the Company issued 63,278 shares of restricted common stock to our Michel Lemoine, our Chairman, Chief Executive Officer, President, Secretary and Treasurer, for a purchase price of $0.01 per share, for cash in the amount of $633.

On March 27, 2008, the Company issued 25,000 shares of restricted common stock to each of our directors, Michel Lemoine, Steve Kravitz, H. Bradley Ress and Joseph Pierre-Louis, or an aggregate of 100,000 shares of common stock, for a purchase price of $0.04008 per share, for services rendered by each of our directors valued at $1,002, or an aggregate of $4,008.

All related party transactions involving provision of services or tangible assets were recorded at the exchange amount, which is the value established and agreed to by the related parties reflecting arms length consideration payable for similar services or transfers.

License Agreement

We have entered into a license agreement with Yamit Lemoine, a significant shareholder and the wife of our chief executive officer, which grants us a license for a term of five (5) years until at least October 4, 2012 for the exclusive worldwide use of the Sore-EezTM  Chinese herbal liniment recipe and, perpetually, thereafter, if we have generated at least $400,000 from the sale of products based on the Sore-EezTM  Chinese herbal liniment recipe on or prior to such date.  Pursuant to this license agreement, we are required to exercise our best efforts to undertake and maintain the commercial scale production, marketing and distribution of products embodying the subject matter of the Sore-EezTM  Chinese herbal liniment recipe.  We may not sublicense or assign any of our rights under the license agreement. On October 4, 2007, the date of our inception, we issued 975,000 shares of our restricted common stock to Yamit Lemoine, for a purchase price of $0.0012308 per share, for the license to the Sore-EezTM  Chinese herbal liniment recipe.  We do not have any future payments obligations to Yamit Lemoine under the license agreement.
.
Policies and Procedures for Related Party Transactions

After the closing of this offering, we will adopt a written policy that requires any transaction, arrangement or relationship in which we will be a participant and the amount involved exceeds $120,000, and in which any of our directors, executive officers or shareholders owning at least 5% of any class of our voting securities, or any of their immediate family members or any entity in which any of the foregoing persons is employed or is a general partner or principal had or will have a direct or indirect material interest, to be submitted to our audit committee for review, consideration and approval. In the event that a proposed transaction with a related person involves an amount that is less than $120,000, the transaction will be subject to the review and approval of our Chief Executive Officer (or our Chief Financial Officer in the event our Chief Executive Officer, an immediate family member of the Chief Executive Officer, or an entity in which our Chief Executive Officer or a member of his immediate family is employed or is a general partner or principal is a party to such transaction). If the transaction is approved by our Chief Executive Officer or Chief Financial Officer, such officer will report the material terms of the transaction to our audit committee at its next meeting. The policy will provide for periodic monitoring of pending and ongoing transactions. In approving or rejecting the proposed transaction, our audit committee will consider the relevant facts and circumstances available to it, including, (1) the impact on a director’s independence if the related person is a director or his or her family member or related entity, (2) the material terms of the proposed transaction, including the proposed aggregate value of the transaction, (3) the benefits to us, (4) the availability of other sources for comparable services or products (if applicable), and (5) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to our employees generally. Our audit committee will approve only those transactions that the committee determines to be, in light of known circumstances, in, or not inconsistent with, our best interests and the best interest of our shareholders.

DESCRIPTION OF CAPITAL STOCK

General Matters

As of June 30, 2008, our authorized capital stock consisted of 100,000,000 shares of common stock, no par value, and 15,000,000 shares of preferred stock, of which 500,000 shares were designated as Series A convertible preferred stock, par value $0.001. As of June 30, 2008, we had outstanding 6,138,278 shares of common stock and no shares of preferred stock. As of June 30, 2008, we had six (6) shareholders of record.

Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, 19,138,278 of which will be outstanding on the assumption that all 50,000 shares of Series A Convertible Preferred Stock offered will be sold and converted into 13,000,000 shares of common stock.

The following summary describes the material provisions of our capital stock. We urge you to read our articles of incorporation and our bylaws, which are included as Exhibits 3.1 and 3.2 to the registration statement of which this prospectus forms a part.

Our articles of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors.

These provisions include elimination of the ability of shareholders to call special meetings and advance notice procedures for special meetings of shareholder proposals.

Common Stock

Voting rights

Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the shareholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor.

Other rights

In the event of a liquidation, dissolution or winding up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. All outstanding shares of common stock are, and all shares of common stock issued by us in the offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we issue in the future.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our shareholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments or payments upon a liquidation, dissolution or winding up of the Company.

Description of Series A Convertible Preferred Stock

Pursuant to its authority, our board of directors has designated 500,000 shares of the preferred stock that we now have authority to issue as the Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock, when issued and sold in the manner contemplated by this prospectus, will be duly and validly issued, fully paid and nonassessable. You will not have any preemptive rights if we issue other series of preferred stock.  The Series A Convertible Preferred Stock is not subject to any sinking fund. We have no right or obligation to redeem the Series A Convertible Preferred Stock.  The Series A Convertible Preferred Stock has a perpetual maturity and may remain outstanding indefinitely, subject to your right to convert the Series A Convertible Preferred Stock into common stock. Any Series A Convertible Preferred Stock converted or acquired by us will, upon cancellation, have the status of authorized but unissued shares of preferred stock of no designated series. We will be able to reissue these cancelled shares of preferred stock.

Dividends

In the event any dividend or other distribution payable in cash or other property (other than shares of our Common Stock) is declared on our Common Stock, each holder of shares of Series A Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock would be converted pursuant immediately prior to such record date.

Conversion into Common Stock

You may convert the Series A Convertible Preferred Stock at a conversion rate of 260 shares of common stock for each share of Series A Convertible Preferred Stock.  No payment is required in connection with a conversion. We will not make any adjustment to the conversion price for accrued or unpaid dividends upon conversion. We will not issue fractional shares of common stock upon conversion. However, we will instead pay cash for each fractional share based upon the market price of the common stock on the last business day prior to the conversion date.

In order to convert your shares of Series A Convertible Preferred Stock, you must deliver your Series A Convertible Preferred Stock certificate to us at our office or to the office of the transfer agent for our common stock along with a duly signed and completed notice of conversion.

The conversion date will be the date you deliver your Series A Convertible Preferred Stock certificate and the duly signed and completed notice of conversion to us or our transfer agent. You will not be required to pay any U.S. federal, state or local issuance taxes or duties or costs incurred by us on conversion, but will be required to pay any tax or duty payable as a result of the common stock upon conversion being issued other than in your name. We will not issue common stock certificates unless all taxes and duties, if any, have been paid by the holder.

No commission or other remuneration will be paid or given, directly or indirectly, for soliciting a conversion.

Conversion Rate Adjustment

The conversion rate of 260 shares of common stock will be proportionately adjusted if:

(1) we dividend or distribute common stock on shares of our common stock; or

(2) we subdivide or combine our common stock.

If we are involved in a transaction in which shares of our common stock are converted into the right to receive other securities, cash or other property, or a sale or transfer of all or substantially all of our assets under which the holders of our common stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that your Series A Convertible Preferred Stock will convert into the kind and amount of the securities, cash or other property that would have been receivable upon the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange.  The company formed by the consolidation, merger, asset acquisition or share acquisition shall provide for this right in its organizational document. This organizational document shall also provide for adjustments so that the organizational document shall be as nearly practicably equivalent to adjustments in this section for events occurring after the effective date of the organizational document.

The following types of transactions, among others, would be covered by this adjustment:

(1)           we consolidate or merge into any other company, or any merger of another company into us, except for a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock,

(2)           we sell, transfer or lease all or substantially all of our assets and holders of our common stock become entitled to receive other securities, cash or other property, or

(3)           we undertake any compulsory share exchange.

Ranking

The Series A Convertible Preferred Stock will rank, with respect to dividend rights and upon liquidation, winding up and dissolution:

•	junior to all our existing and future debt obligations;

•
junior to “senior stock”, which is each other class or series of our capital stock other than (a) our common stock and any other class or series of our capital stock the terms of which provide that class or series will rank junior to the preferred stock and (b) any other class or series of our capital stock the terms of which provide that class or series will rank on a parity with the Series A Convertible Preferred Stock;

•
on a parity with “parity stock”, which is each other class or series of our capital stock that has terms which provide that such class or series will rank on a parity with the Series A Convertible Preferred Stock; and

•
senior to “junior stock”, which is our common stock and each class or series of our capital stock that has terms which provide that class or series will rank junior to the Series A Convertible Preferred Stock.

We do not currently have any outstanding capital stock, which is senior to or on parity with the Series A Convertible Preferred Stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company or a reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of Series A Convertible Preferred Stock will be entitled to payment out of our assets available for distribution of an amount equal to $10.00 per share of the Series A Convertible Preferred Stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any junior stock, including our common stock, but after any distributions on any of our indebtedness or shares of our senior stock. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of Series A Convertible Preferred Stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, or a reduction or decrease in our capital stock, the amounts payable with respect to shares of Series A Convertible Preferred Stock and all other parity stock are not paid in full, the holders of shares of Series A Convertible Preferred Stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company or a reduction or decrease in our capital stock.

We are not required to set aside any funds to protect the liquidation preference of the shares of preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the Series A Convertible Preferred Stock.

Anti-Takeover Effects of Our Articles of Incorporation, Our Bylaws and Florida Law

Authorized but unissued shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer or merger, or otherwise.

Shareholder action; advance notification of shareholder nominations and proposals

Our articles of incorporation and bylaws provide that any action required or permitted to be taken by our shareholders will have to be effected at a duly called annual or special meeting of shareholders and may be effected by a consent in writing. Our articles of incorporation also require that special meetings of shareholders be called only by our board of directors, our Chairman, our Chief Executive Officer or our President.  In addition, our bylaws generally provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a shareholder who gives written notice, including certain information, to us no later than 90 days and not earlier than 120 days, prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Number, election and removal of the board of directors

Upon the closing of the offering, our board of directors will consist of four directors. Our articles of incorporation authorize a board of directors consisting of at least four, but no more than eleven, members, with the number of directors to be fixed from time to time by our board of directors.  At each annual meeting of shareholders, directors will be elected for a one-year term to succeed the directors whose terms are then expiring. As a result, our board of directors will be elected each year.  Between shareholder meetings, directors may be removed by our shareholders only for cause, and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers.

Florida Anti-Takeover Law

We are not subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of thresholds equaling 20%, 33% and more than 50% of a corporation's voting power will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders, and (ii) the Florida Fair Price Act, which generally requires approval by disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder of more than 10% of the outstanding shares of the corporation (or its affiliates).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer and its telephone number is (727) 289-0010.

PLAN OF DISTRIBUTION

We are offering from time to time 50,000 shares of Series A Convertible Preferred Stock at a price or $10.00 per share. We are offering the shares directly to the public until such shares are sold, however, we may terminate the offering prior to that date. There is no minimum amount of shares that must be sold before we use the proceeds.  Proceeds will not be returned to investors if we sell less than all of the 50,000 shares being offered in this prospectus.  The proceeds from the sales of the shares will be paid directly to us promptly following each sale and will not be placed in an escrow account.

The offering will be conducted by Michel Klodi Lemoine, our Chairman, Chief Executive Officer, President, Secretary and Treasurer.  Under Rule 3a 4-1 of the Securities Exchange Act an issuer may conduct a direct offering of its securities without registration as a broker/dealer.  Such offering may be conducted by officers who perform substantial duties for or on behalf of the issuer otherwise then in connection with securities transactions and who were not brokers or dealers or associated persons of brokers or dealers within the preceding 12 months and who have not participated in selling an offering of securities for any issuer more than once every 12 months, with certain exceptions.

Furthermore, such persons may not be subject to a statutory disqualification under Section 3(a)(39) of the Securities Exchange Act and may not be compensated in connection with securities offerings by payment of commission or other remuneration based either directly or indirectly on transactions in securities and are not at the time of offering our shares are associated persons of a broker or dealer. Mr. Lemoine will meet these requirements.

How to Invest

Subscriptions for purchase of shares offered by this prospectus can be made by completing, signing and delivering to us, the following:

an executed copy of the Subscription Agreement; and

a check payable to the order of Dragon’s Lair Holdings, Inc. in the amount of $10.00 for each share you want to purchase.

Resale of our Shares

There is presently no public market for our shares of Series A Convertible Preferred Stock or common stock. There is no assurance that a trading market will develop or be sustained. Accordingly, you may have to hold the shares indefinitely and may have difficulty selling them if an active trading market does not develop.

Management’s strategy is to seek to have our common stock, but not our Series A Convertible Preferred Stock, trade on the over-the-counter market and quoted on the over-the-counter bulletin board as soon as practicable after the termination of this offering.  However, to date, we have not solicited any securities brokers to become market makers of our common stock.  There can be no assurance that an active trading market for the common stock will develop or be sustained or that the market price of the common stock will not decline below the initial public trading price.  The initial public trading price will be determined by market makers independent of us.  You may convert our Series A Convertible Preferred Stock into common stock at any time.  See, “Description of Capital Stock - Description of Series A Convertible Preferred Stock”.

Even if a market develops for our common stock you may have difficulty selling our shares due to the operation of the SEC’s penny stock rules. These rules regulate broker-dealer practices in connection with transactions in “penny stocks.”  These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock.

The “blue sky” laws of some states may impose additional restrictions upon the ability of investors to resell our shares in those states.  Accordingly, investors may have difficulty selling our shares and should consider the secondary market for our shares to be a limited one.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for our company by Law Offices of Michael H. Hoffman, P.A., Miami, Florida.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Moore & Associates, Chartered, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida Business Corporation Act, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement or the exhibits and schedules filed therewith. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We will file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read these SEC filings and reports, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549, on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us at Dragon’s Lair Holdings, Inc., 785 N.E. 83rd Terrace, Miami, Florida  33138.

FINANCIAL STATEMENTS

The audited consolidated balance sheets of Dragon’s Lair Holdings, Inc. (A Development Stage Company) as of June 30, 2008 and December 31, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for the three and six months ended June 30, 2008, from inception on October 4, 2007 through December 31, 2007 and cumulative from October 4, 2007 through June 30, 2008. are included in this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute any offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

DRAGON’S LAIR HOLDINGS, INC.
SUBSCRIPTION AGREEMENT

TO:    Michel Klodi Lemoine, President and Chief Executive Officer
           Dragon’s Lair Holdings, Inc.
           785 N.E. 83rd Terrace
           Miami, FL 33138

Dear Mr. Lemoine:

The undersigned hereby subscribes for and agrees to purchase __________ shares of Series A Convertible Preferred Stock of Dragon’s Lair Holdings, Inc., a Florida corporation, as described in the Prospectus dated   , 2008.

Enclosed is my check payable to the order of Dragon’s Lair Holdings, Inc. representing the purchase price for the shares in the amount of $10.00 per share.  Please issue my shares as set forth below:

Sincerely,

____________________________________________
(Signature)

____________________________________________
Date

Taxpayer ID No.___________________

Shares are issued to:___________________

Individual name___________________

Joint Tenants with rights of survivorship___________________

Tenants in common ___________________

Tenants by the entireties___________________

As custodian for _______________________
under the Uniform Transfers to Minors Act

As Trustee under Declaration of Trust
Dated _________________ for and on behalf
of ________________________ (beneficiary)

Other: ___________________

Print name and address of Shareholder:
___________________
___________________
___________________
Telephone no.:___________________
Fax no.:___________________
E-mail: ___________________

DRAGON’S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND JUNE 30, 2008

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dragon’s Lair Holdings, Inc.
 (A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Dragon’s Lair Holdings, Inc. (A Development Stage Company) as of June 30, 2008 and December 31, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for the three and six months ended June 30, 2008, from inception on October 4, 2007 through December 31, 2007 and cumulative from October 4, 2007 through June 30, 2008. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dragon’s Lair Holdings, Inc. (A Development Stage Company) as of June 30, 2008 and December 31, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for the three and six months ended June 30, 2008, from inception on October 4, 2007 through December 31, 2007 and cumulative from October 4, 2007 through June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has not yet established an ongoing source of revenues sufficient to cover its operating costs, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
August 20, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501
F-1-

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2008	December 31, 2007
CURRENT ASSETS:
Cash and equivalents	$6,455	$11,200
Inventory	533	533
Prepaid Printing	787	-
Total Current Assets	7,775	11,733

FIXED ASSETS:
Equipment, net	495	-

OTHER ASSETS:
License, net	1,020	1,140

Total Assets	$9,290	$12,873

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable & accrued expenses	$3,269	$1,469
Total Liabilities	3,269	1,469

SHAREHOLDERS' EQUITY:
Preferred stock (50,000,000 authorized;
par value $.001; none issued and outstanding)	$-	$-
Common stock (100,000,000 shares authorized;
no par value; 6,138,278 and 6,038,278 issued and outstanding, respectively)	16,941	12,933
Deficit accumulated during the development stage	(10,920)	(1,529)
Total Shareholders' Equity	6,021	11,404

Total Liabilities and Shareholders' Equity	$9,290	$12,873

F-2-

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

			October 4, 2007 (Inception) through December 31, 2007	Cumulative from October 4, 2007 (Inception) through June 30, 2008
	For the three months ended June 30, 2008	For the six months ended June 30, 2008

Revenue:	$-	$-	$-	$-

Expenses:
General and Administrative	3,323	9,391	1,529	10,920

Total Expenses	(3,323)	(9,391)	(1,529)	(10,920)

Net (loss) before Income Taxes	(3,323)	(9,391)	(1,529)	(10,920)

Provision for Income Taxes	-	-	-	-

Net (loss)	$(3,323)	$(9,391)	$(1,529)	$(10,920)

Basic and diluted net loss per common share	$-	$-	$-

Weighted average number of common shares outstanding	6,138,278	6,090,476	5,975,711

F-3-

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FROM OCTOBER 4, 2007 (INCEPTION) THROUGH JUNE 30, 2008

						Total
		Preferred Stock		Common Stock	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	(Deficit)	Equity

Balance at October 4, 2007	-	$-	975,000	$1,200	$-	$1,200
Common stock issued for license,
$0.0012308/share

Founder's shares	-	-	5,000,000	11,100	-	11,100
November 4, 2007, $0.00222/share

Common stock issued for cash	-	-	63,278	633	-	633
December 31, 2007, $0.01/share

Net (loss) for the period	-	-	-	-	(1,529)	(1,529)

Balance at December 31, 2007	-	-	6,038,278	12,933	(1,529)	11,404

Common stock issued for services	-	-	100,000	4,008	-	4,008
March 27, 2008, $0.04008/share

Net (loss) for the period	-	-	-	-	(9,391)	(9,391)

Balance at June 30, 2008	-	$-	6,138,278	$16,941	$(10,920)	$6,021

F-4-

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

		October 4, 2007 (Inception) through December 31, 2007	Cumulative from October 4, 2007 (Inception) through June 30, 2008
	For the six months ended June 30, 2008

OPERATING ACTIVITIES:
Net loss	$(9,391)	$(1,529)	$(10,920)
Issuance of common stock for services	4,008	-	4,008
Increase in amortization	120	60	180
Increase in prepaid printing	(787)	-	(787)
Increase in inventory	-	(533)	(533)
Increase in accounts payable	1,800	1,469	3,269

Net cash used in operating activities	(4,250)	(533)	(4,783)

INVESTING ACTIVITIES:
Increase in Equipment	(495)	-	(495)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	11,733	11,733

NET INCREASE IN CASH	(4,745)	11,200	6,455

CASH BEGINNING BALANCE	11,200	-	-

CASH ENDING BALANCE	$6,455	$11,200	$6,455

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

CASH TRANSACTIONS AFFECTING OPERATING, INVESTING
AND FINANCING ACTIVITIES:
Issuance of common stock for license	$-	$1,200	$1,200

F-5-

DRAGON’S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND JUNE 30, 2008

NOTE 1 - DESCRIPTION OF BUSINESS AND DEVELOPMENT STAGE RISK

Description of Business

Dragon’s Lair Holdings, Inc., a Florida corporation (the “Company”, “we”, “us” and “our”), was incorporated on October 4, 2007, and conducts is operations through its sole operating subsidiary, Dragon’s Lair Health Products, Inc., a Florida corporation, which was incorporated on October 5, 2007.  Our company structure is set forth in the following chart:

DRAGON’S LAIR HOLDINGS, INC. a Florida corporation

DRAGON’S LAIR HEALTH PRODUCTS, INC. a Florida corporation (100% Owned Subsidiary)

Our Company is a provider of personal care products by means of a network of direct sales consultants, which is in the development stage.  Our business strategy is to provide quality products, operate at a profit and enable our direct sales consultants to operate at a profit.  In July, 2008, we commenced providing our first product, the Sore-EezTM  Chinese herbal body liniment.

Our principal executive office is located at 785 N.E. 78th Street, Miami, FL  33138.  Our telephone number is (786) 554-2771, and our company website is www.sore-eez.com.  Our fiscal year ends on December 31st.

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company. The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principals in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its sole subsidiary. All material inter-company balances and transactions have been eliminated.

Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
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Management’s Plan to Continue as a Going Concern

The Company has met its historical working capital requirements from the sale of its capital shares.  In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of the Series A Convertible Preferred Stock in this offering, (2) the sale of the Sore-EezTM  Chinese herbal body liniment and other product candidates, (3) loans from Talles Investments, Inc. to meet its minimal operating expenses, and (4) seeking out and completing a merger with an existing operating company.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  In order to minimize the financial burden on the Company, Talles Investments, Inc., the Company’s majority shareholder, has agreed to provide non-interest bearing demand loans to the Company to pay the Company’s annual audit fees, filing costs, legal fees and other costs as long as the Board of Directors of the Company and Talles Investments, Inc. deem it necessary.  The Company will account for each such payment as a demand loan and, accordingly, be recorded as a current liability on the Company’s books.  There can be no assurance that such financial support shall be ongoing or available on terms or conditions acceptable to the Company.

Development Stage Risk

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's business plan will be successfully executed. Our ability to execute our business plan will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained.  Further, we cannot give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis, and include finished goods.
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Revenue Recognition

The Company recognizes revenue when:

•	Persuasive evidence of an arrangement exists;

•	Shipment has occurred;

•	Price is fixed or determinable; and

•	Collectibility is reasonably assured.

The Company closely follows the provisions of Staff Accounting Bulletin No. 104 as described above. For the periods from October 4, 2007 (inception) to December 31, 2007 and January 1, 2008 to June 30, 2008, respectively, the Company recognized no revenues.

Earnings (Loss) Per Share

The Company computes earnings per share in accordance with Statement of Accounting Standards No. 128, "Earnings per Share (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period.  There were no potentially dilutive common shares outstanding during the period.

Intangible Assets

Intangible assets consist of a license agreement which is recorded at cost and amortized over a straight-line basis.  The amortization expense for the periods from October 4, 2007 (inception) to December 31, 2007 and from January 1, 2008 to June 30, 2008 was $60 and $120, respectively.  The value of the license was determined to be the legal costs to create the license, which was $1,200,  as there were no other out-of-pocket costs for the license or the development of the recipe.

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. There was no impairment loss for the periods from October 4, 2007 (inception) to December 31, 2007 and January 1, 2008 to June 30, 2008, respectively.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.
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Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts payable, approximates fair value because of the short maturity of these instruments.

Share Based Payments

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services. Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.

Effective for the year ended December 31, 2007, the Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the fair value of the share-based payments. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The Interpretation provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN No. 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for the Company for the year ended December 31, 2007.  The Company does not expect FIN No. 48 to have a material impact on its financial statements.

In June 2006, the FASB ratified the Emerging Issues Task Force (“EITF”) consensus on EITF Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.” EITF Issue No. 06-2 requires companies to accrue the costs of compensated absences under a sabbatical or similar benefit arrangement over the requisite service period. EITF Issue No. 06-2 is effective for the Company for the year ended December 31, 2007.  The cumulative effect of the application of this consensus on prior period results should be recognized through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. Elective retrospective application is also permitted. The Company does not expect the application of this consensus to have a material impact on its financial statements.

Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires companies to quantify misstatements using both a balance sheet (iron curtain) and an income statement (rollover) approach to evaluate whether either approach results in an error that is material in light of relevant quantitative and qualitative factors, and provides for a one-time cumulative effect transition adjustment. This statement is effective for the Company for the year ended December 31, 2007.  SAB No. 108 will not have an impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective for the Company for the year ended December 31, 2007.  SFAS No. 157 will not have an impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives us the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective for the Company commencing on January 1, 2008.  SFAS No. 159 will not have an impact on the Company’s financial statements.

The FASB has replaced SFAS No. 141 with a new statement on Business Combinations that changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes.  This statement is effective for the Company commencing on January 1, 2008.  Currently, this change will have no effect on the Company’s financial statements.
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NOTE 3 - EQUITY TRANSACTIONS

On October 4, 2007 (inception), the Company issued 975,000 shares of common stock for the purchase of the license to manufacture, distribute and sell,  the Sore-EezTM  Chinese herbal liniment, its initial product, from Yamit Lemoine.  The value of the license was determined to be the legal costs to create the license, which was $1,200, as there were no other out-of-pocket costs for the license or the development of the recipe.

On November 4, 2007, the Company issued 5,000,000 shares of common stock to an investor for cash in the amount of $11,100.

On December 31, 2007, the Company issued 63,278 shares of common stock to an investor for cash in the amount of $633.

On March 27, 2008, the Company issued 100,000 shares of common stock to directors for services rendered at a value of $4,008.

NOTE 4 – INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net loss before provision for income taxes for the following reasons:

	June 30,	December 31,
	2008	2007
Income tax expense (asset) at statutory rate	$(371)	$(371)
Valuation allowance	371	371

Income tax expense per books	$-0-	$-0-
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Net deferred tax assets consist of the following components as of:

	June 30,	December 31,
	2008	2007
NOL Carryover	$10,920	$1,529
Valuation allowance	(10,920)	(1,529)

Net deferred tax asset	$-0-	$-0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for the six month period ended June 30, 2008 and the period October 4, 2007 (inception) to December 31, 2007, were 1,529 and $10,920, respectively, and for federal income tax reporting purposes are subject to annual limitations. Should a change in our ownership occur the net operating loss carry forwards may be limited as to their use in future years.

NOTE 5 - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2007 and June 30, 2008, respectively, the Company had no amounts in excess of FDIC insured limit.

NOTE 6 - LICENSE AGREEMENT

We have entered into a license agreement with Yamit Lemoine, a significant shareholder and the wife of our chief executive officer, which grants us a license for a term five (5) years until at least October 4, 2012 for the exclusive worldwide use of the Sore-EezTM  Chinese herbal liniment recipe and, perpetually, thereafter, if we have generated at least $400,000 from the sale of products based on the Sore-EezTM  Chinese herbal liniment recipe on or prior to such date.  Pursuant to this license agreement, we are required to exercise our best efforts to undertake and maintain the commercial scale production, marketing and distribution of products embodying the subject matter of the Sore-EezTM  Chinese herbal liniment recipe.  We may not sublicense or assign any of our rights under the license agreement.

On October 4, 2007, the date of our inception, we issued 975,000 shares of our restricted common stock to Yamit Lemoine, for a purchase price of $0.0012308 per share, for the license to the Sore-EezTM  Chinese herbal liniment recipe.  The value of the license was determined to be the legal costs to create the license, which was $1,200, as there were no other out-of-pocket costs for the license or the development of the recipe.  We do not have any future payments obligations to Yamit Lemoine under the license agreement.

The license will be amortized over five years using the straight line method.  Yamit Lemoine may terminate this license agreement in the event that we have not recognized revenues of at least $400,000 from the sale of products based on the Sore-EezTM  Chinese herbal liniment recipe by October 4, 2012.   We have not achieved this level of sales as of December 31, 2007 and June 30, 2008, so the license remains subject to termination by the licensor at the end of such period.

The estimated amortization expense over the next five years is as follows:

Year Ending December 31
2007	$60
2008	$240
2009	240
2010	240
2011	240
2012	180
$1,200

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